UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     June 30, 2005

(Exact name of registrant as specified in its charter)

Delaware	01-09300	58-0503352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

(770) 989-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

Coca-Cola Enterprises Inc. has received $48.3 million in the initial distributions from the settlement of a class action lawsuit (In re:  High Fructose Corn Syrup Antitrust Litigation, MDL No. 1087, Master File No. 95-1447, in the United States District Court for the Central District of Illinois, Peoria Division) concerning antitrust violations in the high fructose corn syrup (HFCS) industry.  The distributions are related to purchases of HFCS from the defendants during the period July 1, 1991 to June 30, 1995.

The aggregate amount received was comprised of payments of $44.3 million received on June 30, 2005 from The Coca-Cola Company, representing our allocation of proceeds received by that company from the claims administrator; $3.4 million received on July 1, 2005 directly from the claims administrator; and approximately $ 0.6 million received on July 6, 2005 from The Coca-Cola Bottlers' Association, representing our allocation of proceeds received by that organization from the claims administrator.

 The amounts received were recorded as a reduction in cost of sales during the second quarter of 2005 and represent approximately 90% of our share of the anticipated total settlement.  Any remaining balance is expected to be received in late 2005 or early 2006, subject to court approval. Accordingly, we have not recognized any amounts for possible collection of these remaining reimbursements because the ultimate outcome is not determinable.

 Management will discuss the impact of these proceeds on reported earnings when we report our second-quarter 2005 earnings on July 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC. (Registrant)

Date: July 7, 2005	By:	/S/ E. LISTON BISHOP, III
E. Liston Bishop, III Vice President, Secretary and Deputy General Counsel